Exhibit 99.01

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FIRST PATIENT TREATED IN NEURALSTEM PHASE I SPINAL CORD INJURY STEM CELL TRIAL THROUGH THE UC SAN DIEGO SANFORD STEM CELL CLINICAL CENTER

NSI-566 to be Tested in Four Patients with Chronic Spinal Cord Injury

GERMANTOWN, MD, October 9 2014 -- Neuralstem, Inc. (NYSE MKT: CUR) announced that the first patient was treated last week in the Phase I trial testing NSI-566 human neural stem cells in the treatment of chronic spinal cord injury (cSCI) at the UC San Diego School of Medicine. The patient has been discharged from the hospital. The NSI-566/cSCI Phase I trial will treat four patients who have thoracic spinal cord injuries (T2-T12) with stem cell transplants directly into the region of the injury, between one and two years post-injury. All of the patients have an American Spinal Injury Association (AIS) grade A level of impairment, which is complete paralysis with no motor or sensory function in the relevant segments at and below the injury. The trial is under the direction of principal investigator (PI) Joseph Ciacci, MD, UC San Diego School of Medicine and neurosurgeon at UC San Diego Health System. Much of the pre-clinical work with the NSI-566 cells in spinal cord injury was conducted at UC San Diego School of Medicine by Martin Marsala, MD, professor in the Department of Anesthesiology, who will be another study investigator.

Karl Johe, PhD, Neuralstem’s Chairman and Chief Scientific Officer, explained the scientific rationale behind the Neuralstem therapy. “The therapeutic mechanism of action for the neural stem cell transplantation in chronic spinal cord injury is for the transplant to ‘bridge the circuitry gap’ in the cord which resulted from the injury. To return meaningful function to the patients, existing nerves from above the injury will need to traverse and connect to the intact area below the injury, which we believe can happen via our transplant. The new nerves generated from the transplant itself can connect to the host cord above and below the injury and contribute to the rebuilding of the damaged circuitry, as demonstrated in animal studies (Lu, Gorp). This structural repair by NSI-566 in chronic SCI patients will be in addition to the neuroprotective factor expression demonstrated in ALS patients who have undergone transplantation with the same cells.”

This clinical trial at UC San Diego Health System is funded by Neuralstem, Inc. and was launched and supported by the UC San Diego Sanford Stem Cell Clinical Center. The Center was recently created to advance leading-edge stem cell medicine and science, protect and counsel patients, and accelerate innovative stem cell research into patient diagnostics and therapy.

“The goal of this study is to evaluate the safety of transplanting neural stem cells into the spine for what could one day be a treatment for spinal cord injuries,” said Joseph Ciacci, MD, principal investigator and neurosurgeon at UC San Diego Health System. “The study’s immediate goal, however, is to determine whether injecting these neural stem cells into the spine of patients with spinal cord injury is safe.”

“This trial represents a major step forward for Neuralstem,” said Richard Garr, President and Chief Executive Officer of Neuralstem. “This is the second indication in the U.S. using our NSI-566 neural stem cells, where we have already treated 30 ALS patients safely. NSI-566 cells are also being tested in ischemic stroke patients in China, through our subsidiary, Neuralstem China, where they are being injected directly into the brain. Additionally we anticipate approval for a trial in acute spinal cord injury in South Korea using the NSI-566 cells later this year. In ALS, we are planning a trial that will be powered to demonstrate efficacy for next year. Overall, these versatile cells will be in at least four different clinical trials addressing multiple indications, through multiple mechanisms of action, in 2015.”

To learn more about eligibility for this clinical trial, please call Amber Faulise at 858-657-5175 or email her at rfaulise@ucsd.edu.

About Chronic Spinal Cord Injury

There are more than 10,000 new spinal cord injuries (SCI) in the U.S. each year. At the time of a recent survey done by the Christopher & Dana Reeve Foundation, there were approximately 840,000 people living with chronic SCI, which refers to patients in whom paralysis persists and becomes permanent. According to the National Spinal Cord Injury Association, 85% of SCI patients who survive the first 24 hours are still alive 10 years later.

About Neuralstem

Neuralstem’s patented technology enables the production of neural stem cells of the brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glial cells. Neuralstem’s NSI-566 spinal cord-derived neural stem cell therapy Phase II clinical trials for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig’s disease, concluded final surgeries in July 2014. Neuralstem has been awarded orphan status designation by the FDA for its ALS cell therapy. In addition to ALS, the company is also in a Phase I NSI-566 trial in chronic spinal cord injury at UC San Diego School of Medicine, and is targeting other major central nervous system conditions, such as ischemic stroke and acute spinal cord injury.

Neuralstem also maintains the ability to generate stable human neural stem cell lines suitable for systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain’s capacity to generate neurons, possibly reversing pathologies associated with certain central nervous system conditions. The company has completed Phase Ia and Ib trials evaluating NSI-189, its first neurogenic small molecule product candidate, for the treatment of major depressive disorder (MDD), and is expecting to launch a Phase II NSI-189/MDD study in 2015. Additional indications might include traumatic brain injury (TBI), Alzheimer’s disease, and post-traumatic stress disorder (PTSD).

For more information, please visit www.neuralstem.com or connect with us on Twitter, Facebook and LinkedIn

Cautionary Statement Regarding Forward Looking Information:

This news release may contain forward-looking statements made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem’s technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem’s periodic reports, including the annual report on Form 10-K for the year ended December 31, 2013 and Form 10Q, for the period ended June 30, 2014.

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